Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Extends and Increases Stock Repurchase Program

Repurchase program will have an additional $100 million in availability for repurchases through Dec. 31, 2019

Scottsdale, Ariz., Nov. 21, 2018 –– Taylor Morrison Home Corporation (NYSE: TMHC) (the “Company”) today announced that its Board of Directors has authorized an extension of its stock repurchase program until Dec. 31, 2019. The Board also increased the amount available for repurchases under the program by $100 million of the Company’s Class A Common Stock, which is in addition to $13 million in remaining availability under the existing authorization that had been due to expire on Dec. 31, 2018. Repurchases of the Company’s Class A Common Stock under the program will occur from time to time in open market purchases, privately negotiated transactions or other transactions through Dec. 31, 2019.

“The extension of our stock repurchase program indicates the strength of our balance sheet, demonstrates confidence in our business strategy and delivers on our commitment to driving shareholder value, while allowing us to acquire stock at attractive valuation levels,” said Sheryl Palmer, chairman and CEO of Taylor Morrison.

Future repurchases under the share repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

The Company has a Rule 10b5-1 trading plan to purchase shares as part of the Company’s stock repurchase program and had begun making purchases under the trading plan.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017 and 2018 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

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